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Rise Gold Appoints David Watkinson as President and CEO

November 20, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company" or "Rise Gold") is pleased to report that Mr. David Watkinson has been appointed as President and CEO of Rise Gold and President of the Company's wholly owned operating subsidiary, Rise Grass Valley Inc. Mr. Watkinson has also been appointed as a Director of the Company. In addition, Rise Gold announces the results of its Annual General Meeting held on November 19, 2025.  All resolutions were passed, including the re-appointment of Davidson & Company LLP, Chartered Professional Accountants, as auditor until the next annual meeting, and approval of the Corporation's long-term incentive plan. Daniel Oliver was appointed Chairman of the Board.

Mr. Watkinson brings forty years of professional engineering experience in underground and open pit mine development and has held senior positions with Placer Dome Inc., Kinross Gold Corporation, Thyssen Mining Construction of Canada, and Vulcan Materials Company. He was also the President and CEO of Emgold Mining Corporation, which controlled Rise's wholly-owned Idaho-Maryland mine (the "I-M Mine") for approximately 25 years preceding Rise's purchase of the property.

Dan Oliver, Chairman of the Board of Rise Gold, commented: "Mr. Watkinson brings decades of technical knowledge about the I-M Mine and has kept an office in Nevada County (the "County") for approximately 20 years, making him known and respected in the local community. The board of directors is confident that Watkinson's leadership will help unlock the value of the I-M Mine."

The I-M Mine operated nearly-continuously from 1862 to 1957, producing an estimated 2.4 million ounces of gold at an average mill head grade of 0.50 ounces per ton (17.1 grams per tonne). From December 1955 through 1957, the mine produced tungsten with financial support from the Department of Defense. In 2024, the Company filed a writ of mandamus against Nevada County after County's supervisors failed to recognize Rise's constitutionally-protected vested right to operate the I-M Mine. The Company expects a verdict on the writ in the first quarter of 2026.

The Company further reports that Mr. Joe Mullin has resigned from the Board of Directors and as President and Chief Executive Officer, effective November 20, 2025, in order to pursue a new opportunity. Oliver commented: "Mr. Mullin joined the Company at a particularly challenging time, as the County was denying approval of the County's own 40,000-page Environmental Impact Report that reported only three significant impacts from the I-M Mining project: temporary construction noise, traffic at a single interaction already operating above capacity, and visual changes at the project site. He leaves the Company with a full treasury and a legal team committed to resisting the County's attempts to convert Rise's property for public use without compensation. The board of directors extends their appreciation to Joe for his efforts and wishes him success in his future endeavours."

The Company also announces that it has granted a total of 2,660,000 stock options to directors, officers, and consultants of the Company pursuant to the terms of the Company's Long Term Incentive Plan dated October 17, 2025. The stock options are exercisable at a price of US$0.18 per share until November 20, 2030.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Daniel Oliver Jr.

Chairman

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA 95945

T: 530.433.0188

dwatkinson@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise Gold undertakes no obligation to update forward-looking statements or information except as required by law.